SUBSIDIARIES



                                                State or Other
                                                Jurisdiction of
                                                 Incorporation
                                                ---------------

Cooperative Bank for Savings, Inc., SSB          North Carolina

CS&L Services, Inc. (1)                          North Carolina

__________
(1) Wholly owned subsidiary of Cooperative Bank for Savings,
    Inc., SSB.